EXHIBIT 2.9

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                    AMENDMENT BY - LAWS STICHTING INTERBREW




ARTICLE 1: NAME - REGISTERED OFFICE - DURATION - DEFINITIONS

     1. The foundation is called "STICHTING INTERBREW" (the "Administratie Kantoor" or the "AK").

     2. The AK has its registered office in the Netherlands, in Amsterdam and is constituted for an indefinite period of time.

     3. For purposes of these by-laws (the "By-Laws"), the following terms shall have the following meanings:

          o AmBev: means Companhia de Bebidas das Americas - AmBev, a corporation duly incorporated and validly existing under the laws of the Federative Republic of Brazil, with head offices at Rua Dr Renato Paes de Barros 1017, 4th Floor, 04530-001Sao
               (SP), enrolled in the taxpayers' registry under number 02.808.708/0001-07:

          o    Board: means the board of directors of the AK;

          o BRC: means BRC SA, a company (societe anonyme) duly incorporated and validly existing under the laws of Luxemburg, having its registered office at 73, Cote d'Eich, L-1450, Luxembourg;

          o    Certificate: means any Class A Certificate or Class B
               Certificate;

          o Class A Certificate: means a Certificate issued by the AK to EPS or any Permitted Successor or Permitted Transferee of EPS in respect of a Share directly or indirectly owned by EPS or such Permitted Successor or Permitted Transferee.


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          o    Class B Certificate: means a Certificate issued by the AK to
               BRC or any Permitted Successor or Permitted Transferee of BRC in respect of a Share directly or indirectly owned by BRC or such Permitted Successor or Permitted Transferee;

          o Class A Director: means any director of the AK appointed by the Class A Holders' Assembly;

          o Class B Director: means any director of the AK appointed by the Class B Holders' Assembly;

          o Class A Holders: means persons holding Class A Certificates in accordance with the By-laws and the Conditions of Administration;

          o Class B Holders: means persons holding Class B Certificates in accordance with the By-laws and the Conditions of Administration;

          o Class A Holders' Assembly: means a general meeting of the Class A Holders held in accordance with the By-Laws or the Conditions of Administration;

          o Class B Holders' Assembly: means a general meeting of the Class B Holders held in accordance with the By-Laws or the Conditions of Administration;

          o Closing Date: has the meaning given to that term in the Contribution and Subscription Agreement.

          o Company: means Interbrew, a corporation (societe anonyme/naamloze vennootschap) duly incorporated and validly existing under the laws of Belgium, having its registered office located at 1 Grand Place, 1000 Brussels;

          o Conditions of Administration: means the Conditions of Administration of the AK, as defined in Article 2 of the By-Laws;

          o Contribution and Subscription Agreement: means the Contribution and Subscription Agreement, dated as of March 2, 2004, by and among the Company, the AK, EPS, S-Braco Participacoes SA and the other parties thereto, as amended.

          o EPS: means Eugenie Patri Sebastien SCA or EPS SCA, a corporation (societe en commandite par actions) duly incorporated and validly existing under the laws of Luxembourg law, having its registered office at 398 Route d'Esch, L-1471 Luxemburg;


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          o    "Founder": means, on the one hand, each of the founders of the
               Company, being the descendants of Roger de Spoelberch, Olivier de Spoelberch, Guillaume de Spoelberch, Genevieve de Pret Roose de Calesberg, Gustave de Mevius, Elisabeth de Haas Teichen, Marthe van der Straten Ponthoz and Albert Van Damme and, on the other hand, each of the controlling shareholders of AmBev, being Jorge Paulo Lemann, Carlos Alberto da Veiga Sicupira and Marcel Herrmann Telles.

          o "Founder's Affiliate": means any legal or natural person affiliated to a Founder.

          o Holders: means persons holding A or B Certificates in accordance with the By-laws and the Conditions of Administration;

          o Holders' Assembly: means the general meeting of the Class A Holders and the Class B Holders held in accordance with the By-laws or the Conditions of Administration;

          o Interbrew Shareholders' Agreement: means the Shareholders' Agreement, dated as of March 2, 2004, by and among BRC, EPS, Rayvax and the AK, as amended.

          o "Permitted Successor": means, with respect to EPS, any successor as referred to in Section 2.01.(a) of the Interbrew Shareholders' Agreement and, with respect to BRC, any successor as referred to in Section 2.02.(a) of the Interbrew Shareholders' Agreement.

          o "Permitted Transferee": means any Founders' Affiliate; provided, that the voting or economic interests held directly or indirectly in any such Founders' Affiliate by Persons who are not Founders or Founders' Affiliates shall not exceed 24.99%.

          o    Share: means a share of capital stock of the Company.



ARTICLE 2: OBJECTS AND MEANS

     1. The principal objective of the AK is to provide a means by which the Class A Holders and the Class B Holders, who collectively directly or indirectly own a majority of the issued and outstanding Shares, may jointly and equally exercise control over the business and affairs of the Company in their capacity as indirect shareholders of the Company.


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     2.   In order to enable it to fulfill its purpose, the AK shall receive
          Shares in exchange for Certificates issued by the AK. The AK provides for the safeguarding, administration and management of these Shares for the account of the Holders and at their risk, and exercises all rights pertaining thereto; it ensures that the dividends and other income derived from the Shares are received and subsequently paid to the Holders; it protects the interests of the Holders in any circumstance that may so require; it carries out, in the broadest sense of the term, the execution of transactions that are related to and promote the aforementioned objectives, except for any transactions that may involve a business risk. The AK is not authorized to sell or in any other manner alienate the Shares it receives and against which it issues Certificates, nor is it authorized to pledge them or to use them as collateral in any manner whatsoever, unless provided otherwise in the Conditions of Administration.

     3. The AK shall draft a notarised deed detailing the conditions pursuant to which the Shares shall be certified and the Certificates shall be issued as well as the other rules relating to the AK that are not specifically addressed in the By-Laws (the "Conditions of Administration").

ARTICLE 3: ADMINISTRATION - BOARD

     1.   The AK is managed by a Board consisting of eight members. Such eight
          (8) members shall consist of four (4) directors appointed by the Class A Holders' Assembly and four (4) directors appointed by the Class B. Holders' Assembly.

     2.   The Board is entrusted with the management of the AK.

ARTICLE 4: BOARD MEMBERS

          Each Board member shall be appointed for a three-year time period and can be reappointed after this three-year time period, unless otherwise foreseen in the Conditions of Administration. Each Board member shall serve until his or her death, disability, resignation or removal by the Holders' Assembly that appointed him or her, or until the expiry of his/her mandate. If a vacancy occurs because of the death, disability, resignation or removal of a director, the Holders' Assembly that appointed the director shall appoint a successor Board member.

ARTICLE 5: SECRETARY

          The Board shall appoint a secretary who is not a Board member.


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ARTICLE 6: REPRESENTATION

     1. The AK may be represented vis-a-vis the Holders and third parties by two (2) Board members acting together, it being understood that one
          (1) of such representatives will be a Class A Director and one (1) of such representatives will be a Class B Director; One Class A Director (appointed by the Class A Directors) and one Class B Director (appointed by the Class B Directors) shall jointly represent the AK at each ordinary or extraordinary shareholders' meeting of the Company and such representatives of the AK shall jointly vote at the shareholders' meetings of the Company in accordance with the decisions of the AK Board.

     2. The Board can also grant a written power of attorney to one or more of its members or to one or more third party in order to represent the AK provided, that if such power of attorney relates to any matter requiring supermajority approval as indicated in the Conditions of Administration, the granting of such power of attorney shall likewise require such supermajority approval.

ARTICLE 7: BOARD MEETINGS - DECISIONAL PROCESS

     1. The Board shall meet before every general and extraordinary shareholders' meeting of the Company, upon the request of any Board member or under any other circumstances provided for in the Conditions of Administration. Except as otherwise provided in the By-laws or the Conditions of Administration, the presence in person or by proxy of at least seven (7) Board members shall be necessary to constitute a quorum for the transaction of business; pass valid resolutions, provided, however, that in the event any meeting of the Board shall fail to achieve a quorum due in any case, to the absence of directors appointed by the Holders' Assembly of a certain class, the quorum requirement shall not apply to the second meeting and valid resolutions may be passed at such second meeting by the directors then present. Any adjournment of a meeting of the Board shall be held no sooner than 48 hours after the time set for the related meeting or the previous adjournment. At the Board meetings convened before and with respect to the shareholders' meetings of the Company, the Board (i) will designate two directors (one to be designated by the Class A Directors and one to be designated by the Class B Directors) who shall jointly represent the AK at each such ordinary or extraordinary shareholders' meeting of the Company, and
          (ii) determine the manner in which the Shares owned by the AK will be voted. Such representatives of the AK shall jointly vote at the shareholders' meetings of the Company in accordance with the decisions of the AK Board.


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     2.   The Board meetings are convened by the secretary and are held at the place mentioned in the notice of call of the meeting in the Netherlands or abroad, in the manner and further to any conditions provided for in the Conditions of Administration.

     3. The notices of call of the meetings and any adjournments thereof shall be in writing and shall mention the points of the agenda which shall be handled during the meeting. Such notices shall be sent at least seven (7) days before the day of the meeting. In case of emergency, this time period can be shortened to 48 hours. In any case, any decision taken by the Board at a meeting will be valid if all Board members are present or represented even if such meeting was not convened in accordance with the notice procedure described above.

          Each Board member has the right to cast one vote. The affirmative vote of the majority of the directors present at a meeting, including at least two Class A Directors and two Class B Directors, shall be required for any resolution of the Board, with due observance of the quorum requirements specified above and with due observance of any supermajority approval required by the Conditions of Administration and any other requirements provided for in the Conditions of Administration, including with respect to Ownership Matters and Key Operational Matters (as such terms are defined in the Interbrew Shareholders' Agreement).

     4. Any resolution required or permitted to be taken by the Board may be taken without a meeting if all members of the Board consent thereto in writing.

     5. Any or all of the directors may participate in a meeting of the Board by means of telephone, videoconference or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting by such means shall constitute presence in person at such meeting.

     6. Board meetings shall be chaired by a director appointed either by the Class A Directors or the Class B Directors present at such meeting. Such appointment right shall alternate between the Class A Directors and the Class B Directors on a meeting-to-meeting basis, with the Class [ ] Directors having the right to chair the first Board meeting[1]. The chairman of the Board or of any meeting shall not have a casting vote in case of a tie.


----------------------

1 BRC and EPS should flip a coin prior to signing to determine which class shall chair the first Board meeting.


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     7.   The discussions during the meetings shall be recorded in the minutes to be drafted by the secretary or by any other person appointed by the Chairman of the meeting, in English, or in any other language approved by the Board. The minutes shall be prepared by the secretary for signature by the chairman of the meeting, plus one director of the other class. The signed minutes shall be maintained in the minute book.

     8. A member can issue a written power of attorney to another member of the Board in order to be represented at a Board meeting. The representative cannot vote on any matters other than those specifically within the scope of such power of attorney.

     9. Except for the resolutions which are taken by written consent in accordance with paragraph 4 above, all votes shall be oral, unless otherwise decided by the chairman of the meeting and provided that no other member of the Board challenges such oral vote. Blank votes and void votes are deemed not cast.

ARTICLE 8: CERTIFICATES

     1. The holder of each Share certified by the AK shall receive a registered Certificate, in accordance with the provisions of the Conditions of Administration. No bearer certificates shall be issued.

     2. The Board shall maintain a register of Certificates in accordance with the Conditions of Administration.

     3. The Holders of Certificates must make sure that their name and address are notified to the Board, so that they can be included in the register of Certificates. Any Holder whose name and address are not recorded in the register of Certificates will not be entitled to exercise its rights with respect to its Certificates.

     4. If any Certificate belongs to several persons who hold such Certificate as joint tenants or tenants in common, the holders of such interests must be represented by one person vis-a-vis the AK in accordance with the Conditions of Administration.

     5. Each Certificate, whether of class A or B, shall have equal rights with due observance to the above.


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ARTICLE 9: DISTRIBUTIONS

          The AK shall receive all dividends and other financial proceeds in respect of the Shares it has certified. Within ten days after such receipt, it shall transfer the dividends or such other proceeds to the Holders after deduction of costs for which reimbursement is due to the AK pursuant to the Conditions of Administration.

          The manner in which the AK exercises any other rights pertaining to the Shares it has certified shall be determined in accordance with the Conditions of Administration.

ARTICLE 10: PRESCRIPTION

          The right to dividends and other income in respect of the Shares due to the Holders shall terminate after a period of ten years has elapsed from the date that payment of a dividend or other income has been made.

ARTICLE 11: TRANSFER OF CERTIFICATES

          The transfer of a Certificate has to be effected in accordance with the relevant provisions of the Conditions of Administration.

ARTICLE 12: EXCHANGE OF CERTIFICATES

          Unless otherwise provided in the By-Laws or in the Conditions of Administration, the Certificates cannot be exchanged.

ARTICLE 13: FISCAL YEAR

          The fiscal year of the AK starts on 1 January each year and ends on 31 December of such year.

ARTICLE 14: FINANCIAL CONTROL, ANNUAL ACCOUNTS AND RESPONSIBILITY

     1. The Board shall prepare, or cause to be prepared, financial statements relating to each fiscal year no later than 30 June of the year that follows the relevant fiscal year to which such statements relate. Such accounts shall be submitted to the Holders' Assembly within three months of such preparation.


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     2.   The Board shall cause such financial statements to be audited annually by internationally recognized independent public accountants. Such auditor will have access to the accounting books and records of the AK. Such auditor will communicate the results of his observations to the Board in a written report.

     3. In connection with the submission of the financial statements to the Holders' Assembly, a resolution shall be presented to the Holders' Assembly to release the Board members from any liability in respect of their service in such capacity during the relevant fiscal year.

ARTICLE 15: HOLDERS' ASSEMBLY

     1. The Board will convene a Holders' Assembly whenever it deems appropriate or as may be provided for in the Conditions of Administration.

     2. Notice of the meeting shall be addressed to the Holders by registered letter at least 8 days before the meeting. Such notice shall contain the agenda for the meeting.

     3. Any decision taken by the Holders' Assembly will be valid if all Holders are present or represented even if such meeting was not convened in accordance with the notice procedures described above.

     4.   The Board shall designate a person to chair the Holders' Assembly.

     5. All Holders having a voting right in accordance with the Conditions of Administration shall have access to the meeting. Any Holder may grant a written power of attorney to any other Holder in order to be represented at a meeting.

     6. Each Certificate carries one vote. Resolutions will be adopted by a supermajority approval of 85% of all issued and outstanding Certificates unless otherwise provided for in the By-Laws or the Conditions of Administration.

ARTICLE 16: CONVOCATION BY THE HOLDERS

          Holders which represent at least 20% of all issued and outstanding Certificates may require the Board of the AK to convene a Holders' Assembly. This request must be addressed in writing and must indicate the agenda of the meeting. The meeting must be convened within 14 days after receipt of such request. Should this obligation not be complied with, the requesting Holders may themselves convene a meeting and in such case the Holders present shall designate a chairman.

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ARTICLE 17: MISCELLANEOUS

     1. The Board is exclusively competent to modify the By-laws and the Conditions of Administration of the AK in accordance with the Conditions of Administration. A modification of the By-laws must be notarised, notwithstanding the provisions of Article 6.2, each member of the Board is entitled to make sure that the decision of any Board meeting is duly notarised. The Holders' Assembly is not authorised to modify the By-laws or the Conditions of Administration.

     2. The AK shall automatically be dissolved as a matter of law when it ceases to hold any Shares and shall be automatically dissolved upon termination of the Interbrew Shareholders' Agreement. In cases other than an automatic dissolution pursuant to the previous sentence, the dissolution of the AK can only be resolved by the Holders' Assembly upon proposal of the Board. The Holders' Assembly shall not deliberate unless those Holders in attendance represent at least 85% of all issued and outstanding Certificates. In order to effect such a dissolution, the Class A Directors shall designate one liquidator and the Class B Directors shall designate one liquidator. The two liquidators must possess professional qualifications commensurate with the responsibilities inherent in such appointment and must be independent from the Holders and the AK, and shall abide by any professional secrecy rules or other applicable law. The liquidators shall act together and diligently proceed to effect such liquidation and shall distribute all certified Shares to the Holders thereof that have yet to be distributed to such Holders, after payment of reasonable expenses incurred by such liquidators or the AK in connection with such liquidation. The liquidators shall ensure that all Certificates are exchanged for Shares as promptly as practicable.

     3. The AK will continue to exist, and the provisions of the By-Laws shall remain in effect, until the liquidation has been completed and will be represented by the liquidators for the duration of the liquidation.

     4. These By-laws shall take effect as of the Closing Date and shall remain in effect for so long as the AK remains in existence, unless amended in accordance with Article 17.1.

ARTICLE 18: UNEXPECTED SITUATIONS

          The Board shall seek to resolve any problem that may arise in applying or interpreting the By-Laws. In the event of a difference of interpretation among the members of the Board or among the Holders, the English wording of the By-Laws shall be binding upon them, to the extent possible, whereas for third parties, including any person or entity appealed to in order to resolve the dispute, the official Dutch wording of the bylaws shall prevail.

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          The Board shall also determine the rules to be applied in all cases not governed by the By-Laws or the Conditions of Administration.





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